Exhibit 19

Securities Trading Policy

Policy Number: CORP-LEG-POL-112	Policy Owner: Legal team
Date of Last Review: September 14, 2023	Policy Contact(s): Sr. Counsel, Corporate and Securities

Purpose

This Securities Trading Policy (this “Policy”) explains requirements and procedures related to trading securities of Compass Minerals International, Inc. (the “Company”) and the importance of avoiding misuse of Material, Non-Public Information.

Scope

This Policy applies to (i) members of the Board of Directors (“Board Members”) of the Company,
(ii) employees, former employees and family members, all as further described below, and (iii) such other persons (such as certain consultants) as may be designated from time to time by the Company’s Chief Legal and Administrative Officer and Corporate Secretary (our “CLAO”). This Policy refers to such individuals, collectively, as “Covered Persons.”

•Employees – This Policy applies to all employees and executive officers of the Company and its subsidiaries and any entities controlled by such persons.

•Family Members – This Policy applies to each family member of any Covered Person if:
(i) such family member resides with the Covered Person, or (ii) even if a family member does not live in a household with a Covered Person, the family member’s transactions in Company Securities are directed by, or subject to the influence or control of, a Covered Person. This Policy does not apply to personal securities transactions of a family member if the purchase or sale decision is made by a third party not controlled by, influenced by or related to any Covered Person.

•Former Employees – This Policy applies to former employees, executive officers and Board Members. Former employees, executive officers and Board Members remain subject to the trading restrictions in this Policy until the later of (i) the Company’s next public release of its quarterly or annual financial results (typically via an earnings press release), and (ii) such time as they no longer possess Material, Non-Public Information. Former executive officers and Board Members should notify the CLAO of any transactions involving Company Securities made within six months of their departure date (or other date designated by the CLAO).

Policy Statement

1.General

Except as otherwise expressly permitted in this Policy, Covered Persons are prohibited from engaging in the following:

•Trading securities (such as selling or buying stock) while in possession of Material, Non-Public Information;

•Providing “tips” or recommendations to others on transacting in securities (such as encouraging someone to buy or sell stock) while in possession of Material, Non-Public information; and

•Hedging, pledging, short-selling or making margin purchases of Company Securities.

2. Trading or Transacting in Securities

Covered Persons aware of any Material, Non-Public Information (“MNPI”) concerning the Company are prohibited from engaging in any transactions in Company Securities directly or indirectly through family members or other persons or entities, except as specified under Section 7 below.

In addition, Covered Persons who learn, in the course of employment with the Company or the performance of services on the Company’s behalf, MNPI about another company, including a Company vendor, customer or supplier are prohibited from trading in that company’s securities directly or indirectly until the information becomes public or is no longer material.

3. No Tipping or Recommending

Covered Persons are prohibited from recommending or expressing any opinions (or “tips”) as to trading in Company Securities or the securities of another company based on Material, Non- Public Information. In addition, Covered Persons are prohibited from communicating MNPI to any other person (including family members and friends), except to the extent necessary to perform authorized work for the Company or as required by applicable law or legal process. MNPI is a type of Confidential Information (as defined below). It is subject to those policies and must not be discussed where it could be overheard or left unsecured where it could be improperly accessed.

4. No Hedging

Covered Persons are prohibited from engaging in the following types of transactions with respect to Company Securities (regardless of whether they are aware of Material, Non-Public Information):

•Buying, selling or investing in derivative securities, including entering into any hedging transactions with respect to Company Securities or engaging in comparable transactions. Derivative securities are options, warrants, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as the Company’s common stock. This prohibition includes, without limitation, trading in Company-based put or call option contracts and trading in straddles.

•Pledging Company Securities as collateral for a loan. However, an employee (but not an executive officer or Board Member) may pledge Company Securities in the employee’s

401(k) plan account to borrow money against their 401(k) plan account balance, if (and only if) they are: (i) not in possession of MNPI concerning the Company, and (2) for employees subject to the additional restrictions in Section 6, the transaction occurs during an open window period with approval from the CLAO.

•Short-selling Company Securities. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter (also known as a “short against the box”). Short sales evidence an expectation of the part of the seller that Company Securities will decline in value, and thus signal that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve Company performance.

•Purchasing on margin, including borrowing from a brokerage firm, bank or other person or entity to purchase Company Securities (other than in connection with a “cashless” exercise of stock options or other equity awards under the Company’s equity compensation plans when expressly permitted).

5. Company 401(k) Plan

This Policy applies to an employee’s transfer of funds into or out of the Compass Minerals stock investment fund (the “Compass Minerals stock fund”) that is a part of the Company’s 401(k) plan. The trading restrictions also apply to elections employees make under the 401(k) plan to:

•Increase or decrease the percentage of contributions that will be allocated to the Compass Minerals stock fund;

•Make intra-plan transfers or other transactions causing funds to transfer into or out of the Compass Minerals stock fund (including “rebalancing” elections that affect the Compass Minerals stock fund);

•Borrow money against the employees’ 401(k) plan account if the loan will result in liquidation of some or all of the Compass Minerals stock fund balance; and

•Pre-pay a loan if the pre-payment will result in allocation of loan proceeds to the Compass Minerals stock fund.

The trading restrictions described in this Policy do not apply to automatic 401(k) payroll contributions to the Compass Minerals stock fund.

It is each employee’s responsibility (not that of the 401(k) administrator) to ensure compliance with these requirements.

6. Additional Trading Restrictions and Procedures for Designated Individuals, Executive Officers and Board Members

•Event-Specific Blackout Periods. The CLAO may periodically issue instructions advising Covered Persons or other designated individuals that they may not engage in transactions in Company Securities or may be subject to pre-clearance procedures for certain periods (“Special Blackout Periods”). Due to the confidential nature of the events that may trigger these Special Blackout Periods, a Special Blackout Period may be imposed without disclosing a reason. If the CLAO declares a Special Blackout Period, a member of the Legal team will notify individuals that they are subject to a Special Blackout Period and when the Special Blackout Period begins and ends. If any individual is made aware of a Special Blackout Period, they may not disclose its existence to any other person. No one should trade when aware of Material, Non-Public Information, even if they have not been designated as subject to a Special Blackout Period.

•Quarterly Trading Window Blackout Periods. Based on the types of information their roles may have regular access to, and other factors, the CLAO may designate certain individuals (collectively, “Designated Individuals”) who are only permitted to engage in transactions in Company Securities (directly or indirectly through family members or other persons or entities) during an “open window” and only if such person is not aware of any MNPI about the Company, except as specified under Section 7 of this Policy. In addition, during an “open window”, Designated Individuals must comply with the pre-clearance procedures described in Section 6 subpart 3 (Pre-Clearance Procedures). “Open window” periods begin on the start of the second business day following the Company’s public release of its quarterly or annual financial results for a particular quarter or year (typically via an earnings press release) and continue for 45 days. A Special Blackout Period may result in the window not opening as scheduled or closing earlier than scheduled. Designated Individuals will be reminded of their status as a Designated Individual by periodic emails from the Legal team regarding window periods. If you are unsure of whether you are a Designated Individual, please consult the Legal team.

•Pre-Clearance Procedures. Designated Individuals as well as any other individuals named by the CLAO as subject to a Special Blackout Period must obtain prior written approval (which may be via email) from the CLAO before engaging in any transaction in Company Securities at any time. A request for pre-clearance should be submitted to the CLAO at least two business days in advance of the proposed transaction. The CLAO is under no obligation to approve a transaction submitted for pre-clearance and may not permit the transaction. If approved, the transaction must be effected within two business days (or such other period of time as the CLAO may approve in writing). If the transaction is not effected within the two-business day period (or other approved period), the trade may not be effected without again obtaining written approval for the trade. Approval of a transaction submitted for pre-clearance does not constitute legal advice, confirmation that a person does not possess MNPI or relieve a person from any legal obligation. The CLAO may not engage in any transaction in Company Securities unless the Chief Financial Officer (CFO) or Chief Executive Officer (CEO) has pre-cleared such transaction.

•Hardship Exemption. Individuals subject to trading restrictions set forth in Section 6 may request a hardship exemption from the CLAO. A hardship exemption may be granted only if the CLAO (or the CFO or CEO, in the case of a request by the CLAO) determines that the person who proposes to sell Company Securities is not in possession of Material, Non- Public Information.

•Stock Ownership Guidelines. Transactions in Company Securities by anyone subject to the Company’s Stock Ownership Guidelines must conform to such guidelines.

•Additional Restrictions and Procedures applicable to Executive Officers and Board Members. Executive officers and Board Members must comply with Section 16 of the Securities and Exchange Act of 1934, as amended, including the rules prohibiting “short- swing profits,” and Rule 144 of the Securities Act of 1933, as amended.

7. Exemptions

The following types of transactions of Company Securities are exempt from the limitations of this Policy:

•Stock Option Exercises (The exercise of stock option under the Company’s equity compensation plans with a cash payment of the exercise price).
◦The sale of shares issued upon an exercise of stock options, or a cashless exercise of stock options (which is accomplished by selling shares at the time stock options are exercised) remain subject to the limitations of this Policy.

•The acquisition and vesting of stock awards (such as stock options, Performance Stock Units (PSUs) and deferred stock units) issued under the Company’s equity compensation plans.
◦Unless an employee elects otherwise, shares will be withheld to cover taxes upon the vesting of stock awards, and such withholding is exempt from this Policy.
◦In addition, selling shares of Company stock to satisfy tax withholding requirements upon the vesting of stock awards is exempt from this Policy if the individual made an election to sell shares at a time they would be permitted to trade under this Policy and, for employees subject to the additional restrictions in Section 6, during an open window period with approval from the CLAO.

•Bona fide gifts and donations, unless the person making the gift or donation has reason to believe that the recipient intends to sell the Company Securities while the employee, executive officer or Board Member is aware of MNPI or is subject to Designated Individual or other trading restrictions under Section 6.

•The acquisition or disposition of Company Securities in a stock split, stock dividend or other transaction affecting all Company stockholders equally.

•Transactions made pursuant to a pre-arranged trading plan (a “Trading Plan”) that complies with this Policy.

◦All Trading Plans must be in writing and must specify the amount of, date on and price at which the securities are to be traded or establish a formula for determining such items. The CLAO’s approval is required before an employee, executive officer or Board Member may adopt, amend, suspend or terminate a Trading Plan. In the case of adoption or amendment of a Trading Plan, a copy of the Trading Plan or amendment must be provided to the CLAO. Trading Plans may only be adopted, amended, suspended or terminated during an open window period and when the employee, executive officer or Board Member is not in possession of Material, Non-Public Information. The CLAO may require a waiting period between the adoption or amendment of a Trading Plan and the first trade made under the plan. The Company reserves the right to publicly disclose that an employee, executive officer or Board Member has adopted a Trading Plan.

8. Administration

The CLAO has sole authority to interpret and administer this Policy, and all such interpretations and determinations are final and not subject to further review. The CLAO may delegate their authority and responsibilities under this Policy in whole or part to another attorney member of the Legal team at any time in their sole discretion.

9. Violations

Violations of this Policy may result in civil and criminal penalties and disciplinary action up to, and including, termination of employment or affiliation.

Definitions

“Material Information” – Determining what constitutes “material information” is a matter of judgment that will depend on the facts and circumstances. Information is considered material if there is a substantial likelihood that a “reasonable investor” would consider it important in making a decision to buy, sell or hold a security or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to any aspect of a company’s business. Material information is not limited to historical facts but may also include projections, forecasts and other forward-looking information. With respect to a future event, such as a merger or acquisition, the point at which negotiations are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have should it occur. As a practical matter, materiality is often determined in hindsight, after someone has traded on the information, the information later becomes public and the impact of the information on the market price of security is more known.

Examples of information that may be determined to be material include:

•Company financial results, earnings, stock splits or dividends and other financial information; changes in financial performance (e.g., revenues or earnings) or possible dividend increases or decreases;

•Internal projections that significantly differ from external expectations;

•Planned merger and acquisition activity, joint venture activity, financing activity (including bank loans and refinancings) and Company security offerings;

•Significant changes in corporate objectives or strategies;

•Significant litigation, actual or threatened disputes (including labor disputes) and governmental investigations;

•Corporate restructurings;

•Significant management changes; and

•The imposition of a ban on trading in Company Securities or the securities of another company.

“Non-Public Information” – Information is non-public if it has not been widely disseminated or disclosed to the public. Press releases and filings with the Securities and Exchange Commission (the “SEC”) are generally regarded as public information. Undisclosed information, whether concerning the Company or otherwise, obtained in the normal course of employment or through a rumor or tip is not considered to be public information. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information is not considered fully absorbed by the marketplace until after the second business day after the information is released.

“Material, Non-Public Information” – Information that is both “Material Information” and “Non- Public Information.”

“Company Securities” – Company Securities include:

•The Company’s common stock, traded on the New York Stock Exchange (NYSE) under the ticker “CMP”;

•Options and any other securities that the Company or its subsidiaries may issue, such as preferred stock, notes, bonds and convertible securities;

•Foreign-traded securities of the Company or its subsidiaries; and

•Derivative securities related to any of the foregoing securities, whether or not issued by the Company or its subsidiaries.

“Confidential Information” – Confidential Information includes all non-public information that, if improperly disclosed, might be useful to competitors, or detrimental to Compass Minerals, our customers, suppliers or other third parties. Specific examples are in our Protection of Confidential Information Policy.

Reporting Concerns and Seeking Guidance

Contact the CLAO by email at legal@compassminerals.com if at any time you have questions about this Policy or its application to a particular situation or you plan to trade in Company Securities but are unsure about whether you are able to do so at the time.

All employees are required to report any known or suspected violations of our Code of Ethics and Business Conduct (our “Code”), any Compass Minerals’ policy or applicable law to a manager, supervisor, HR representative, the Compass Minerals Ethics Hotline or another Company Resource. Reports made through the Ethics Hotline may be anonymous as permitted by local law. Compass Minerals prohibits any retaliation (such as termination) against anyone who in good faith reports activity or behavior that they reasonably believe is unlawful, unethical or in violation of our policies.

Our Code is available on Compass Connect, on the company’s website (compassminerals.com), or by contacting Human Resources. A full list of Company Resources is located at the end of our Code.

Copies and Modifications

Edits and modifications to this Policy must be approved pursuant to Compass Minerals’ Policy Charter. Copies of this Policy, either in digital or printed form, are for reference purposes only. Employees should refer to Compass Connect in order to view the official current version of this Policy.

Related Policies/References

•Stock Ownership Guidelines
•Protection of Confidential Information Policy

Review History

The information below is for informational purposes only and does not constitute a material portion of this policy.

Date Revised	Brief Summary of Key Revisions
September 14, 2023	Reformatted onto companywide policy template. Clarified language for increased understanding.